EXHIBIT 99.1

Keurig Dr Pepper Advances Strategic Priorities Through Enhanced Partnership with Chobani
Selling minority investment in Chobani and Pennsylvania facility for $925 million in pre-tax proceeds
Proceeds to support Keurig Dr Pepper’s deleveraging goals
Updating and expanding long-term commercial relationship with Chobani

BURLINGTON, Mass. and FRISCO, Texas – September 1, 2026 – Keurig Dr Pepper Inc. (NASDAQ: KDP) and Chobani today announced a series of transactions that further strengthen their longstanding strategic partnership while advancing the growth and capital allocation priorities of both companies.
As part of the agreement, KDP will sell its full equity stake in Chobani back to the company for $800 million.
In a related transaction, Chobani will acquire KDP's manufacturing facility and warehouse in Allentown, Pennsylvania for approximately $125 million, including the facility lease, equipment and operations. Chobani intends to offer employment opportunities to the site's manufacturing and warehouse employees, recognizing the value of the trained workforce and helping ensure operational continuity. Employees in delivery, customer service and other corporate functions will remain with KDP. To facilitate a seamless transition, Chobani will continue to manufacture certain products for KDP at the Allentown facility for a defined period after the sale under a co-manufacturing agreement.
KDP intends to use the net proceeds from the transactions to reduce debt as it positions its two future businesses, Beverage Co. and Global Coffee Co., for long-term success.
Additionally, the companies are expanding their long-term commercial relationship by updating and broadening their distribution agreement, with KDP continuing to distribute the La Colombe brand’s ready-to-drink (RTD) lattes and other Chobani-owned beverage products through its direct store delivery (DSD) network, including future RTD innovations. The companies will also continue their long-term licensing, manufacturing and distribution agreement for La Colombe-branded K-Cup® pods in the U.S. and Canada.
“These transactions reflect the success of our partnership with Chobani and are designed to create value for both organizations," said Tim Cofer, CEO at Keurig Dr Pepper. "Together, they enhance our financial flexibility, strengthen the efficiency of our manufacturing network and support the expansion of our important distribution partnership with Chobani. This change also positions the Allentown facility for continued growth under an owner whose strategic priorities are well matched to the site, while ensuring continuity for our brands, customers and employees.”
“Our partnership with KDP started with La Colombe back in 2023, and it grew when La Colombe became part of Chobani,” said Hamdi Ulukaya, Founder & CEO of Chobani. “With this deal, the plant will be used to its full potential, create value and opportunity for both companies, and bring some of our best innovation to more people through KDP’s reach and capabilities. And most importantly, it means more jobs and more opportunity for Pennsylvania farmers.”
The transactions are expected to close in the third quarter of 2026, subject to the satisfaction of customary closing conditions.
About Keurig Dr Pepper
Keurig Dr Pepper (Nasdaq: KDP) is a leading beverage company with more than 150 owned, licensed and partner brands that meet a wide range of needs and occasions. Our North American refreshment beverage business holds leadership positions across carbonated soft drinks, water, juice and mixers with a portfolio of iconic brands such as Dr Pepper®, Canada Dry®, Mott’s®, A&W®, Peñafiel®, GHOST®, 7UP®, Snapple®, Clamato® and Core Hydration®. Our global coffee business spans more than 100 markets and includes the leading Keurig® single‑serve brewing system in the U.S. and Canada, along with powerhouse brands such as Peet’s, L’OR and Jacobs, and other regional coffee leaders. Our more than 50,000 employees aim to enhance the experience of every beverage and coffee occasion while making a positive impact for people, communities and the planet. Learn more at www.keurigdrpepper.com and follow us@KeurigDrPepper on LinkedIn and Instagram.

EXHIBIT 99.1

Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements include those preceded by, followed by or that include words such as “outlook,” “guidance,” “anticipate,” “enable,” “expect,” “believe,” “could,” “confident,” “estimate,” “feel,” “continue,” “ongoing,” “forecast,” “intend,” “may,” “on track,” “plan,” “positioned,” “potential,” “project,” “should,” “target,” “will,” “would” and similar words, phrases, or expressions and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These statements are based on the current expectations of our management, are not predictions of actual performance, and actual results may differ materially. Forward-looking statements are subject to a number of risks and uncertainties, including the factors disclosed in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Our actual results could differ materially from the projections in the forward-looking statements due to a variety of factors, including, but not limited to, (i) the inherent uncertainty of estimates, forecasts and projections, (ii) global economic uncertainty or economic downturns, (iii) risks related to the completion of the transactions with Chobani in the anticipated timeframe, or at all, and the satisfaction of customary closing conditions, (iv) the possibility that the anticipated benefits of the transactions, including the expected proceeds, deleveraging and enhanced financial flexibility, are not realized, (v) risks related to the transition of the Allentown, Pennsylvania facility, including the related co-manufacturing arrangement and continuity for our brands, customers, consumers and employees, (vi) risks related to the expanded commercial and distribution relationship with Chobani, (vii) the possibility of negative impacts on our business relationships in connection with the transactions, and (viii) the risk of potential litigation. We are under no obligation to update, modify or withdraw any forward-looking statements, except as required by applicable law.
Investor Contact:
Investor Relations
T: 888-340-5287 / IR@kdrp.com
Media Contact:
Katie Gilroy
T: 781-418-3345 / katie.gilroy@kdrp.com